Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AVITA Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and (h)	2,500,000(3)	$15.83	$39,575,000.00	0.00011020	$4,361.17

Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and (h)	1,000,000(4)	$15.83	$15,830,000.00	0.00011020	$1,744.47

Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	22,600(5)	$15.83	$357,758.00	0.00011020	$39.42

Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	247,876(6)	$15.83	$3,923,877.08	0.00011020	$432.41

Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	124,768(7)	$15.83	$1,975,077.44	0.00011020	$217.65

—	—	—	—		—		—

—	—	—	—		—

Total Offering Amounts					$61,661,712.52		$6,795.12

Total Fee Offsets							—

Net Fees Due							$6,795.12

(1)

Any additional shares of common stock of AVITA Medical, Inc. (the “Registrant”) to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, which is based on the average of the high and low market prices of the shares of common stock of the Registrant as reported on the Nasdaq Stock Market LLC on June 27, 2023.

(3)

Represents an additional 2,500,000 shares of common stock, par value $0.0001 per share (“Common Stock”), issuable under the AVITA Medical, Inc. 2020 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), as a result of the stockholders of the Registrant approving an amendment to the Omnibus Plan to increase the shares of Common Stock available for issuance under the Omnibus Plan on June 6, 2023 at the Registrant’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”).

(4)	Represents 1,000,000 shares of Common Stock issuable under the AVITA Medical, Inc. Employee Stock Purchase Plan, as approved by the Registrant’s stockholders at the 2023 Annual Meeting.
(5)

Represents 22,600 shares of Common Stock issuable to certain directors and officers of the Registrant upon the exercise of outstanding stock options issued pursuant to individual stock option award agreements in 2021.

(6)

Represents 247,876 shares of Common Stock issuable to certain directors and officers of the Registrant upon the exercise of outstanding stock options issued pursuant to individual stock option award agreements in 2022.

(7)

Represents 124,768 shares of Common Stock issuable to certain directors and officers of the Registrant upon the exercise of outstanding stock options issued pursuant to individual stock option award agreements in 2023.